Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2016 relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries (the “Company”) (which reports 1) express an unqualified opinion on the consolidated financial statements and include i) an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern; and ii) an explanatory paragraph to describe the consequences to the Company’s consolidated financial statements resulting from the application of fresh-start accounting as of July 9, 2014 in conformity with the requirements of Accounting Standards Codification (ASC) Topic 852, Reorganization; and 2) express an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

 /s/ Deloitte & Touche LLP

New York, New York

January 5, 2017